Exhibit 99.3

September 2012

Dear Friends of Sunrise:

As you may have heard, it is an exciting time for Sunrise Senior Living as we look forward to continuing to grow and strengthen our company to benefit our current and future residents.  We are pleased to share the next step of our journey.  On September 14, 2012, Health Care REIT, the company that previously announced it will acquire Sunrise, announced it has formed a partnership with Kohlberg Kravis Roberts & Co (KKR), Beecken Petty O’Keefe & Company and Coastwood Senior Housing Partners LLC to buy Sunrise’s management company.  The sale will occur immediately before Health Care REIT’s acquisition of Sunrise, at which time we will become a privately held entity.  These are world-class investment firms that have been investing in great companies for the last 35 years, and we are pleased to begin working with them as we continue to champion quality of life for all seniors.

This announcement is a very positive step for Sunrise, providing new opportunities for us as we work to ensure our high standards continue in each of our more than 300 communities. These partners bring a combination of financial resources, business success and a strong determination to take Sunrise and its time-tested mission to a whole new level. We believe this group will bring many new advantages to Sunrise communities, our teams and most importantly — our residents. We share a commitment to high quality and are focused on making sure we fulfill the promises that have long been associated with the Sunrise name.

We appreciate the trust you have placed in Sunrise, and we are committed to keeping you updated on our future plans. And, importantly, we want to hear from you. Please continue to share any questions or feedback you have with your executive director so we can work together to be certain we are providing you with the service you need and deserve.

Thank you for your support. It is an honor to serve you with the same level of superior service, care and integrity that you have come to expect from Sunrise.

Sincerely,

Mark Ordan, Chief Executive Officer	Laura McDuffie, EVP & Head of Operations